==============================================================================

                               UNITED STATES
                    SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 20549

                               ------------

                               SCHEDULE 13D
                 Under the Securities Exchange Act of 1934



                            INSILCO HOLDING CO.
                             (Name of Issuer)

                               Common Stock
                             $0.001 PAR VALUE
                      (Title of Class of Securities)

                               ------------

                                 45766110
                              (CUSIP Number)

                    Donaldson, Lufkin & Jenrette, Inc.
                    (Name of Persons Filing Statement)

                             John W. Buttrick
                           Davis Polk & Wardwell
                           450 Lexington Avenue
                         New York, New York 10017
                          Tel. No.: 212 450 4340
                  (Name, Address and Telephone Number of
                   Person Authorized to Receive Notices
                            and Communications)

                              August 17, 1998
                  (Date of Event which Requires Filing of
                              this Statement)

                               ------------


               If the filing person has previously filed a statement on
Schedule 13G to report the acquisition which is the subject of this
Schedule 13D, and is filing this statement because of Rule 13d-1(b)(3) or
(4), check the following: [ ]

==============================================================================

                               SCHEDULE 13D

     CUSIP No. 45766110                                    Page 1 of 30 Pages

 1   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     DLJ Merchant Banking Partners II, L.P.

 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a)  [ ]
                                                                      (b)  [x]

 3   SEC USE ONLY

 4   SOURCE OF FUNDS*

     WC

 5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(d) or 2(e)                                                    [ ]

 6   CITIZENSHIP OR PLACE OF ORGANIZATION

     DE

                                    7   SOLE VOTING POWER

                                        -0-

                                    8   SHARED VOTING POWER
       NUMBER OF SHARES
    BENEFICIALLY OWNED BY               955,556
    EACH REPORTING PERSON
             WITH                   9   SOLE DISPOSITIVE POWER

                                        601,929

                                   10   SHARED DISPOSITIVE POWER

                                        -0-

11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     955,556 - See Item 5

12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES                [ ]
     CERTAIN SHARES*

13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     69.0% - See Item 5

14   TYPE OF REPORTING PERSON*

     PN
                   *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               SCHEDULE 13D

     CUSIP No. 45766110                                    Page 2 of 30 Pages

 1   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     DLJ Merchant Banking Partners II-A, L.P.

 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a)  [ ]
                                                                      (b)  [x]

 3   SEC USE ONLY

 4   SOURCE OF FUNDS*

     WC

 5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(d) or 2(e)                                                    [ ]

 6   CITIZENSHIP OR PLACE OF ORGANIZATION

     DE

                                    7   SOLE VOTING POWER

                                        -0-

                                    8   SHARED VOTING POWER
       NUMBER OF SHARES
    BENEFICIALLY OWNED BY               955,556
    EACH REPORTING PERSON
             WITH                   9   SOLE DISPOSITIVE POWER

                                        23,972

                                   10   SHARED DISPOSITIVE POWER

                                        -0-

11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     955,556 - See Item 5

12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES                [ ]
     CERTAIN SHARES*

13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     69.0% - See Item 5

14   TYPE OF REPORTING PERSON*

     PN
                   *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               SCHEDULE 13D

     CUSIP No. 45766110                                    Page 3 of 30 Pages

 1   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     DLJ Millennium Partners - A, L.P.

 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a)  [ ]
                                                                      (b)  [x]

 3   SEC USE ONLY

 4   SOURCE OF FUNDS*

     WC

 5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(d) or 2(e)                                                    [ ]

 6   CITIZENSHIP OR PLACE OF ORGANIZATION

     DE

                                    7   SOLE VOTING POWER

                                        -0-

                                    8   SHARED VOTING POWER
       NUMBER OF SHARES
    BENEFICIALLY OWNED BY               955,556
    EACH REPORTING PERSON
             WITH                   9   SOLE DISPOSITIVE POWER

                                        1,898

                                   10   SHARED DISPOSITIVE POWER

                                        -0-

11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     955,556 - See Item 5

12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES                [ ]
     CERTAIN SHARES*

13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     69.0% - See Item 5

14   TYPE OF REPORTING PERSON*

     PN
                   *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               SCHEDULE 13D

     CUSIP No. 45766110                                    Page 4 of 30 Pages

 1   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     DLJ Millennium Partners, L.P.

 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a)  [ ]
                                                                      (b)  [x]

 3   SEC USE ONLY

 4   SOURCE OF FUNDS*

     WC

 5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(d) or 2(e)                                                    [ ]

 6   CITIZENSHIP OR PLACE OF ORGANIZATION

     DE

                                    7   SOLE VOTING POWER

                                        -0-

                                    8   SHARED VOTING POWER
       NUMBER OF SHARES
    BENEFICIALLY OWNED BY               955,556
    EACH REPORTING PERSON
             WITH                   9   SOLE DISPOSITIVE POWER

                                        9,733

                                   10   SHARED DISPOSITIVE POWER

                                        -0-

11           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             955,556 - See Item 5

12           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES        [ ]
             CERTAIN SHARES*

13           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

             69.0% - See Item 5

14           TYPE OF REPORTING PERSON*

             PN
                   *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               SCHEDULE 13D

     CUSIP No. 45766110                                    Page 5 of 30 Pages

 1   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     DLJ EAB Partners, L.P.

 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a)  [ ]
                                                                      (b)  [x]

 3   SEC USE ONLY

 4   SOURCE OF FUNDS*

     WC

 5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(d) or 2(e)                                                    [ ]

 6   CITIZENSHIP OR PLACE OF ORGANIZATION

     DE

                                    7   SOLE VOTING POWER

                                        -0-

                                    8   SHARED VOTING POWER
       NUMBER OF SHARES
    BENEFICIALLY OWNED BY               955,556
    EACH REPORTING PERSON
             WITH                   9   SOLE DISPOSITIVE POWER

                                        2,703

                                   10   SHARED DISPOSITIVE POWER

                                        -0-

11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     955,556 - See Item 5

12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES                [ ]
     CERTAIN SHARES*

13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     69.0% - See Item 5

14   TYPE OF REPORTING PERSON*

     PN
                   *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               SCHEDULE 13D

     CUSIP No. 45766110                                    Page 6 of 30 Pages

 1   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     DLJ Offshore Partners II, C.V.

 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a)  [ ]
                                                                      (b)  [x]

 3   SEC USE ONLY

 4   SOURCE OF FUNDS*

     WC

 5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(d) or 2(e)                                                    [ ]

 6   CITIZENSHIP OR PLACE OF ORGANIZATION

     Netherlands Antilles

                                    7   SOLE VOTING POWER

                                        -0-

                                    8   SHARED VOTING POWER
       NUMBER OF SHARES
    BENEFICIALLY OWNED BY               955,556
    EACH REPORTING PERSON
             WITH                   9   SOLE DISPOSITIVE POWER

                                        29,600

                                   10   SHARED DISPOSITIVE POWER

                                        -0-

11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     955,556 - See Item 5

12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES                [ ]
     CERTAIN SHARES*

13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     69.0% - See Item 5

14   TYPE OF REPORTING PERSON*

     PN
                   *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               SCHEDULE 13D

     CUSIP No. 45766110                                    Page 7 of 30 Pages

 1   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     DLJ Merchant Banking II, LLC

 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a)  [ ]
                                                                      (b)  [x]

 3   SEC USE ONLY

 4   SOURCE OF FUNDS*

     OO

 5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(d) or 2(e)                                                    [ ]

 6   CITIZENSHIP OR PLACE OF ORGANIZATION

     DE

                                   7   SOLE VOTING POWER

                                       -0-

                                   8   SHARED VOTING POWER
       NUMBER OF SHARES
    BENEFICIALLY OWNED BY              955,556
    EACH REPORTING PERSON
             WITH                  9   SOLE DISPOSITIVE POWER

                                       669,835

                                  10   SHARED DISPOSITIVE POWER

                                       -0-

11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     955,556 - See Item 5

12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES                [ ]
     CERTAIN SHARES*

13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     69.0% - See Item 5

14   TYPE OF REPORTING PERSON*

     OO
                   *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               SCHEDULE 13D

     CUSIP No. 45766110                                    Page 8 of 30 Pages

 1   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     DLJ Merchant Banking II, Inc.

 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a)  [ ]
                                                                      (b)  [x]

 3   SEC USE ONLY

 4   SOURCE OF FUNDS*

     OO

 5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(d) or 2(e)                                                    [ ]

 6   CITIZENSHIP OR PLACE OF ORGANIZATION

     DE

                                    7   SOLE VOTING POWER

                                        -0-

                                    8   SHARED VOTING POWER
       NUMBER OF SHARES
    BENEFICIALLY OWNED BY               955,556
    EACH REPORTING PERSON
             WITH                   9   SOLE DISPOSITIVE POWER

                                        669,835

                                   10   SHARED DISPOSITIVE POWER

                                        -0-

11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     955,556 - See Item 5

12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES                [ ]
     CERTAIN SHARES*

13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     69.0% - See Item 5

14   TYPE OF REPORTING PERSON*

     CO
                   *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               SCHEDULE 13D

     CUSIP No. 45766110                                   Page 9 of 30 Pages

 1   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     DLJ Diversified Partners, L.P.

 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a)  [ ]
                                                                      (b)  [x]

 3   SEC USE ONLY

 4   SOURCE OF FUNDS*

     WC

 5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(d) or 2(e)                                                    [ ]

 6   CITIZENSHIP OR PLACE OF ORGANIZATION

     DE

                                    7   SOLE VOTING POWER

                                        -0-

                                    8   SHARED VOTING POWER
      NUMBER OF SHARES
    BENEFICIALLY OWNED BY               955,556
    EACH REPORTING PERSON
            WITH                    9   SOLE DISPOSITIVE POWER

                                        35,191

                                   10   SHARED DISPOSITIVE POWER

                                        -0-

11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     955,556 - See Item 5

12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES                [ ]
     CERTAIN SHARES*

13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     69.0% - See Item 5

14   TYPE OF REPORTING PERSON*

     PN
                   *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               SCHEDULE 13D

     CUSIP No. 45766110                                   Page 10 of 30 Pages

 1   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     DLJ Diversified Partners A, L.P.

 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a)  [ ]
                                                                      (b)  [x]

 3   SEC USE ONLY

 4   SOURCE OF FUNDS*

     WC

 5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(d) or 2(e)                                                    [ ]

 6   CITIZENSHIP OR PLACE OF ORGANIZATION

     DE

                                    7   SOLE VOTING POWER

                                        -0-

                                    8   SHARED VOTING POWER
      NUMBER OF SHARES
    BENEFICIALLY OWNED BY               955,556
    EACH REPORTING PERSON
            WITH                    9   SOLE DISPOSITIVE POWER

                                        13,069

                                   10   SHARED DISPOSITIVE POWER

                                        -0-

11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     955,556 - See Item 5

12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES                [ ]
     CERTAIN SHARES*

13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     69.0% - See Item 5

14   TYPE OF REPORTING PERSON*

     PN
                   *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               SCHEDULE 13D

     CUSIP No. 45766110                                   Page 11 of 30 Pages

 1   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     DLJ Diversified Associates L.P.

 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a)  [ ]
                                                                      (b)  [x]

 3   SEC USE ONLY

 4   SOURCE OF FUNDS*

     OO

 5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(d) or 2(e)                                                    [ ]

 6   CITIZENSHIP OR PLACE OF ORGANIZATION

     DE

                                    7   SOLE VOTING POWER

                                        -0-

                                    8   SHARED VOTING POWER
       NUMBER OF SHARES
    BENEFICIALLY OWNED BY               955,556
    EACH REPORTING PERSON
             WITH                   9   SOLE DISPOSITIVE POWER

                                        48,260

                                   10   SHARED DISPOSITIVE POWER

                                        -0-

 11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     955,556 - See Item 5

 12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES                [ ]
     CERTAIN SHARES*

 13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     69.0% - See Item 5

 14  TYPE OF REPORTING PERSON*

     PN
                   *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               SCHEDULE 13D

     CUSIP No. 45766110                                   Page 12 of 30 Pages

 1   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     DLJ Diversified Partners, Inc.

 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a)  [ ]
                                                                      (b)  [x]

 3   SEC USE ONLY

 4   SOURCE OF FUNDS*

     OO

 5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(d) or 2(e)                                                    [ ]

 6   CITIZENSHIP OR PLACE OF ORGANIZATION

     DE

                                    7   SOLE VOTING POWER

                                        -0-

                                    8   SHARED VOTING POWER
       NUMBER OF SHARES
    BENEFICIALLY OWNED BY               955,556
    EACH REPORTING PERSON
             WITH                   9   SOLE DISPOSITIVE POWER

                                        48,260

                                   10   SHARED DISPOSITIVE POWER

                                        -0-

 11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     955,556 - See Item 5

 12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES                [ ]
     CERTAIN SHARES*

 13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     69.0% - See Item 5

 14  TYPE OF REPORTING PERSON*

     CO
                   *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               SCHEDULE 13D

     CUSIP No. 45766110                                   Page 13 of 30 Pages

 1   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     DLJ First ESC, L.P.

 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a)  [ ]
                                                                      (b)  [x]

 3   SEC USE ONLY

 4   SOURCE OF FUNDS*

     WC

 5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(d) or 2(e)                                                    [ ]

 6   CITIZENSHIP OR PLACE OF ORGANIZATION

     DE

                                    7   SOLE VOTING POWER

                                        -0-

                                    8   SHARED VOTING POWER
      NUMBER OF SHARES
    BENEFICIALLY OWNED BY               955,556
    EACH REPORTING PERSON
            WITH                    9   SOLE DISPOSITIVE POWER

                                        1,158

                                   10   SHARED DISPOSITIVE POWER

                                        -0-

11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     955,556 - See Item 5

12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES                [ ]
     CERTAIN SHARES*

13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     69.0% - See Item 5

14   TYPE OF REPORTING PERSON*

     PN
                   *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               SCHEDULE 13D

     CUSIP No. 45766110                                   Page 14 of 30 Pages

 1   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     DLJ ESC II, L.P.

 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a)  [ ]
                                                                      (b)  [x]

 3   SEC USE ONLY

 4   SOURCE OF FUNDS*

     WC

 5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(d) or 2(e)                                                    [ ]

 6   CITIZENSHIP OR PLACE OF ORGANIZATION

     DE

                                    7   SOLE VOTING POWER

                                        -0-

                                    8   SHARED VOTING POWER
      NUMBER OF SHARES
    BENEFICIALLY OWNED BY               955,556
    EACH REPORTING PERSON
            WITH                    9   SOLE DISPOSITIVE POWER

                                        113,508

                                   10   SHARED DISPOSITIVE POWER

                                        -0-

11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     955,556 - See Item 5

12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES                [ ]
     CERTAIN SHARES*

13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     69.0% - See Item 5

14   TYPE OF REPORTING PERSON*

     PN
                   *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               SCHEDULE 13D

     CUSIP No. 45766110                                   Page 15 of 30 Pages

 1   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     DLJ LBO Plans Management Corporation

 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a)  [ ]
                                                                      (b)  [x]

 3   SEC USE ONLY

 4   SOURCE OF FUNDS*

     OO

 5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(d) or 2(e)                                                    [ ]

 6   CITIZENSHIP OR PLACE OF ORGANIZATION

     DE

                                    7   SOLE VOTING POWER

                                        -0-

                                    8   SHARED VOTING POWER
       NUMBER OF SHARES
    BENEFICIALLY OWNED BY               955,556
    EACH REPORTING PERSON
            WITH                    9   SOLE DISPOSITIVE POWER

                                        117,369

                                   10   SHARED DISPOSITIVE POWER

                                        -0-

11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     955,556 - See Item 5

12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES                [ ]
     CERTAIN SHARES*

13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     69.0% - See Item 5

14   TYPE OF REPORTING PERSON*

     CO
                   *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               SCHEDULE 13D

     CUSIP No. 45766110                                   Page 16 of 30 Pages

 1   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     DLJMB Funding II, Inc.

 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a)  [ ]
                                                                      (b)  [x]

 3   SEC USE ONLY

 4   SOURCE OF FUNDS*

     OO

 5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(d) or 2(e)                                                    [ ]

 6   CITIZENSHIP OR PLACE OF ORGANIZATION

     DE

                                    7   SOLE VOTING POWER

                                        -0-

                                    8   SHARED VOTING POWER
      NUMBER OF SHARES
    BENEFICIALLY OWNED BY               955,556
    EACH REPORTING PERSON
            WITH                    9   SOLE DISPOSITIVE POWER

                                        106,869

                                   10   SHARED DISPOSITIVE POWER

                                        -0-

11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     955,556 - See Item 5

12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES                [ ]
     CERTAIN SHARES*

13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     69.0% - See Item 5

14   TYPE OF REPORTING PERSON*

     CO
                   *SEE INSTRUCTIONS BEFORE FILLING OUT!



                               SCHEDULE 13D

     CUSIP No. 45766110                                   Page 17 of 30 Pages

 1   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     DLJ Capital Investors, Inc.

 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a)  [ ]
                                                                      (b)  [x]

 3   SEC USE ONLY

 4   SOURCE OF FUNDS*

     Not applicable

 5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(d) or 2(e)                                                    [ ]

 6   CITIZENSHIP OR PLACE OF ORGANIZATION

     DE

                                    7   SOLE VOTING POWER

                                        -0-

                                    8   SHARED VOTING POWER
      NUMBER OF SHARES
    BENEFICIALLY OWNED BY               955,556
    EACH REPORTING PERSON
            WITH                    9   SOLE DISPOSITIVE POWER

                                        848,687

                                   10   SHARED DISPOSITIVE POWER

                                        -0-

11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     955,556 - See Item 5

12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES                [ ]
     CERTAIN SHARES*

13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     69.0% - See Item 5

14   TYPE OF REPORTING PERSON*

     CO
                   *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               SCHEDULE 13D

     CUSIP No. 45766110                                   Page 18 of 30 Pages

 1   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     UK Investment Plan 1997 Partners

 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a)  [ ]
                                                                      (b)  [x]

 3   SEC USE ONLY

 4   SOURCE OF FUNDS*

     WC

 5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(d) or 2(e)                                                    [ ]

 6   CITIZENSHIP OR PLACE OF ORGANIZATION

     DE

                                    7   SOLE VOTING POWER

                                        -0-

                                    8   SHARED VOTING POWER
      NUMBER OF SHARES
    BENEFICIALLY OWNED BY               955,556
    EACH REPORTING PERSON
            WITH                    9   SOLE DISPOSITIVE POWER

                                        15,926

                                   10   SHARED DISPOSITIVE POWER

                                        -0-

11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     955,556 - See Item 5

12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES                [ ]
     CERTAIN SHARES*

13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     69.0% - See Item 5

14   TYPE OF REPORTING PERSON*

     PN
                   *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               SCHEDULE 13D

     CUSIP No. 45766110                                   Page 19 of 30 Pages

 1   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     UK Investment Plan 1997, Inc.

 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a)  [ ]
                                                                      (b)  [x]

 3   SEC USE ONLY

 4   SOURCE OF FUNDS*

     OO

 5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(d) or 2(e)                                                    [ ]

 6   CITIZENSHIP OR PLACE OF ORGANIZATION

     DE

                                    7   SOLE VOTING POWER

                                        -0-

                                    8   SHARED VOTING POWER
      NUMBER OF SHARES
    BENEFICIALLY OWNED BY               955,556
    EACH REPORTING PERSON
            WITH                    9   SOLE DISPOSITIVE POWER

                                        15,926

                                   10   SHARED DISPOSITIVE POWER

                                        -0-

11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     955,556 -- See Item 5

12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES                [ ]
     CERTAIN SHARES*

13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     69.0% -- See Item 5

14   TYPE OF REPORTING PERSON*

     CO
                   *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               SCHEDULE 13D

     CUSIP No. 45766110                                   Page 20 of 30 Pages

 1   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Donaldson Lufkin & Jenrette, Inc.

 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a)  [ ]
                                                                      (b)  [x]

 3   SEC USE ONLY

 4   SOURCE OF FUNDS*

     Not applicable

 5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(d) or 2(e)                                                    [ ]

 6   CITIZENSHIP OR PLACE OF ORGANIZATION

     DE

                                    7   SOLE VOTING POWER

                                        -0-

                                    8   SHARED VOTING POWER
      NUMBER OF SHARES
    BENEFICIALLY OWNED BY               955,556
    EACH REPORTING PERSON
            WITH                    9   SOLE DISPOSITIVE POWER

                                        955,556

                                   10   SHARED DISPOSITIVE POWER

                                        -0-

11   AGGREGATE AMOUNT BENEFICIALED BY EACH REPORTING PERSON

     955,556 - See Item 5

12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES                [ ]
     CERTAIN SHARES*

13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     69.0% - See Item 5

14   TYPE OF REPORTING PERSON*

     HC, CO
                   *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               SCHEDULE 13D

     CUSIP No. 45766110                                   Page 21 of 30 Pages

 1   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     The Equitable Companies Incorporated

 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a)  [ ]
                                                                      (b)  [x]

 3   SEC USE ONLY

 4   SOURCE OF FUNDS*

     Not applicable

 5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(d) or 2(e)                                                    [ ]

 6   CITIZENSHIP OR PLACE OF ORGANIZATION

     DE

                                    7   SOLE VOTING POWER

                                        -0-

      NUMBER OF SHARES              8   SHARED VOTING POWER
    BENEFICIALLY OWNED BY
    EACH REPORTING PERSON               955,556
            WITH
                                    9   SOLE DISPOSITIVE POWER

                                        955,556

                                   10   SHARED DISPOSITIVE POWER

                                        -0-

11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     955,556 - See Item 5

12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES                [ ]
     CERTAIN SHARES*

13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     69.0% - See Item 5

14   TYPE OF REPORTING PERSON*

     CO, HC
                   *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               SCHEDULE 13D

     CUSIP No. 45766110                                   Page 22 of 30 Pages

 1   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     AXA - UAP

 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a)  [ ]
                                                                      (b)  [x]

 3   SEC USE ONLY

 4   SOURCE OF FUNDS*

     Not applicable

 5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(d) or 2(e)                                                    [ ]

 6   CITIZENSHIP OR PLACE OF ORGANIZATION

     France

                                   7    SOLE VOTING POWER

                                        See Item 5

                                   8    SHARED VOTING POWER
         NUMBER OF SHARES
      BENEFICIALLY OWNED BY             See Item 5
      EACH REPORTING PERSON
               WITH                9    SOLE DISPOSITIVE POWER

                                        See Item 5

                                  10    SHARED DISPOSITIVE POWER

                                        See Item 5

11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     955,556 - See Item 5 (not to be construed as an admission of beneficial ownership)

12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES                [ ]
     CERTAIN SHARES*

13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     69.0% - See Item 5

14   TYPE OF REPORTING PERSON*

     HC
                   *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               SCHEDULE 13D

     CUSIP No. 45766110                                   Page 23 of 30 Pages

 1   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Finaxa

 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a)  [ ]
                                                                      (b)  [x]

 3   SEC USE ONLY

 4   SOURCE OF FUNDS*

     Not applicable

 5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(d) or 2(e)                                                    [ ]

 6   CITIZENSHIP OR PLACE OF ORGANIZATION

     France

                                    7   SOLE VOTING POWER

                                        See Item 5

                                    8   SHARED VOTING POWER
         NUMBER OF SHARES
      BENEFICIALLY OWNED BY             See Item 5
      EACH REPORTING PERSON
               WITH                 9   SOLE DISPOSITIVE POWER

                                        See Item 5

                                   10   SHARED DISPOSITIVE POWER

                                        See Item 5

11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     955,556 - See Item 5 (not to be construed as an admission of beneficial ownership)

12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     CERTAIN SHARES*

13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     69.0% - See Item 5

14   TYPE OF REPORTING PERSON*

     HC
                   *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               SCHEDULE 13D

     CUSIP No. 45766110                                   Page 24 of 30 Pages

 1   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     AXA Assurances I.A.R.D. Mutuelle

 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a)  [ ]
                                                                      (b)  [x]

 3   SEC USE ONLY

 4   SOURCE OF FUNDS*

     Not applicable

 5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(d) or 2(e)                                                    [ ]

 6   CITIZENSHIP OR PLACE OF ORGANIZATION

     France

                                    7   SOLE VOTING POWER

                                        See Item 5

                                    8   SHARED VOTING POWER
         NUMBER OF SHARES
      BENEFICIALLY OWNED BY             See Item 5
      EACH REPORTING PERSON
               WITH                 9   SOLE DISPOSITIVE POWER

                                        See Item 5

                                   10   SHARED DISPOSITIVE POWER

                                        See Item 5

 11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     955,556 - See Item 5 (not to be construed as an admission of beneficial ownership)

 12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES                [ ]
     CERTAIN SHARES*

 13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     69.0% - See Item 5

 14  TYPE OF REPORTING PERSON*

     IC
                   *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               SCHEDULE 13D

     CUSIP No. 45766110                                   Page 25 of 30 Pages

 1   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     AXA Assurances Vie Mutuelle

 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a)  [ ]
                                                                      (b)  [x]

 3   SEC USE ONLY

 4   SOURCE OF FUNDS*

     Not applicable

 5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(d) or 2(e)                                                    [ ]

 6   CITIZENSHIP OR PLACE OF ORGANIZATION

     France

                                    7   SOLE VOTING POWER

                                        See Item 5

                                    8   SHARED VOTING POWER
         NUMBER OF SHARES
      BENEFICIALLY OWNED BY             See Item 5
      EACH REPORTING PERSON
               WITH                 9   SOLE DISPOSITIVE POWER

                                        See Item 5

                                   10   SHARED DISPOSITIVE POWER

                                        See Item 5

 11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     955,556 - See Item 5 (not to be construed as an admission of beneficial ownership)

 12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES                [ ]
     CERTAIN SHARES*

 13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     69.0% - See Item 5

 14  TYPE OF REPORTING PERSON*

     IC
                   *SEE INSTRUCTIONS BEFORE FILLING OUT!
                               SCHEDULE 13D

     CUSIP No. 45766110                                   Page 26 of 30 Pages

 1   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     AXA Courtage Assurance Mutuelle

 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a)  [ ]
                                                                      (b)  [x]

 3   SEC USE ONLY

 4   SOURCE OF FUNDS*

     Not applicable

 5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(d) or 2(e)                                                    [ ]

 6   CITIZENSHIP OR PLACE OF ORGANIZATION

     France

                                    7   SOLE VOTING POWER

                                        See Item 5

         NUMBER OF SHARES           8   SHARED VOTING POWER
       BENEFICIALLY OWNED BY
       EACH REPORTING PERSON            See Item 5
               WITH
                                    9   SOLE DISPOSITIVE POWER

                                        See Item 5

                                   10   SHARED DISPOSITIVE POWER

                                        See Item 5

 11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     955,556 - See Item 5 (not to be construed as an admission of beneficial ownership)

 12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES                [ ]
     CERTAIN SHARES*

 13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     69.0% - See Item 5

 14  TYPE OF REPORTING PERSON*

     IC
                   *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               SCHEDULE 13D

     CUSIP No. 45766110                                   Page 27 of 30 Pages

 1   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Alpha Assurances Vie Mutuelle

 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a)  [ ]
                                                                      (b)  [x]

 3   SEC USE ONLY

 4   SOURCE OF FUNDS*

     Not applicable

 5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(d) or 2(e)                                                    [ ]

 6   CITIZENSHIP OR PLACE OF ORGANIZATION

     France

                                    7   SOLE VOTING POWER

                                        See Item 5

                                    8   SHARED VOTING POWER
         NUMBER OF SHARES
       BENEFICIALLY OWNED BY            See Item 5
       EACH REPORTING PERSON
               WITH                 9   SOLE DISPOSITIVE POWER

                                        See Item 5

                                   10   SHARED DISPOSITIVE POWER

                                        See Item 5

 11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     955,556 - See Item 5 (not to be construed as an admission of beneficial ownership)

 12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES                [ ]
     CERTAIN SHARES*

 13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     69.0% - See Item 5

 14  TYPE OF REPORTING PERSON*

     IC
                   *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               SCHEDULE 13D

     CUSIP No. 45766110                                   Page 28 of 30 Pages

 1   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Claude Bebear, as AXA Voting Trustee

 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a)  [ ]
                                                                      (b)  [x]

 3   SEC USE ONLY

 4   SOURCE OF FUNDS*

     Not applicable

 5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(d) or 2(e)                                                    [ ]

 6   CITIZENSHIP OR PLACE OF ORGANIZATION

     Citizen of France

                                    7   SOLE VOTING POWER

                                        See Item 5

                                    8   SHARED VOTING POWER
         NUMBER OF SHARES
      BENEFICIALLY OWNED BY             See Item 5
      EACH REPORTING PERSON
               WITH                 9   SOLE DISPOSITIVE POWER

                                        See Item 5

                                   10   SHARED DISPOSITIVE POWER

                                        See Item 5

 11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     955,556 - See Item 5 (not to be construed as an admission of beneficial ownership)

 12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES                [ ]
     CERTAIN SHARES*

 13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     69.0% - See Item 5

 14  TYPE OF REPORTING PERSON*

     IN
                   *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               SCHEDULE 13D

     CUSIP No. 45766110                                   Page 29 of 30 Pages

 1   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Patrice Garnier, as AXA Voting Trustee

 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a)  [ ]
                                                                      (b)  [x]

 3   SEC USE ONLY

 4   SOURCE OF FUNDS*

     Not applicable

 5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(d) or 2(e)                                                    [ ]

 6   CITIZENSHIP OR PLACE OF ORGANIZATION

     Citizen of France

                                    7   SOLE VOTING POWER

                                        See Item 5

         NUMBER OF SHARES           8   SHARED VOTING POWER
       BENEFICIALLY OWNED BY
       EACH REPORTING PERSON            See Item 5
               WITH
                                    9   SOLE DISPOSITIVE POWER

                                        See Item 5

                                   10   SHARED DISPOSITIVE POWER

                                        See Item 5

 11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     955,556 - See Item 5 (not to be construed as an admission of beneficial ownership)

 12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES                [ ]
     CERTAIN SHARES*

 13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     69.0% - See Item 5

 14  TYPE OF REPORTING PERSON*

     IN
                   *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               SCHEDULE 13D

     CUSIP No. 45766110                                   Page 30 of 30 Pages

 1   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Henri de Clermont, as AXA Voting Trustee

 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a)  [ ]
                                                                      (b)  [x]

 3   SEC USE ONLY

 4   SOURCE OF FUNDS*

     Not applicable

 5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(d) or 2(e)                                                    [ ]

 6   CITIZENSHIP OR PLACE OF ORGANIZATION

     Citizen of France

                                    7   SOLE VOTING POWER

                                        See Item 5

                                    8   SHARED VOTING POWER
           NUMBER OF SHARES
        BENEFICIALLY OWNED BY           See Item 5
        EACH REPORTING PERSON
                 WITH               9   SOLE DISPOSITIVE POWER

                                        See Item 5

                                   10   SHARED DISPOSITIVE POWER

                                        See Item 5

 11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     955,556 - See Item 5 (not to be construed as an admission of beneficial ownership)

 12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES                [ ]
     CERTAIN SHARES*

 13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     69.0% - See Item 5

 14  TYPE OF REPORTING PERSON*

     IN
                   *SEE INSTRUCTIONS BEFORE FILLING OUT!

   Item 1.  Security and Issuer

     The class of equity securities to which this statement relates is the common stock, $0.001 par value per share (the "Shares"), of Insilco Holding Co., a Delaware corporation ("Holdings"). The principal executive offices of Holdings are located at 425 Metro Place North, 5th Floor, Dublin, Ohio 43017.

   Item 2.  Identity and Background.

     This Schedule 13D is being filed jointly on behalf of the following persons (collectively, the "Reporting Persons"): (1) DLJ Merchant Banking Partners II, L.P., a Delaware corporation ("Partners II"); (2) DLJ Merchant Banking Partners II-A, L.P., a Delaware limited partnership ("Partners II-A"); (3) DLJ Millennium Partners - A, L.P. ("Millennium-A"); (4) DLJ Millennium Partners, L.P., a Delaware limited partnership ("Millennium"); (5) DLJ EAB Partners, L.P., a Delaware limited partnership ("DLJ EAB"); (6) DLJ Offshore Partners II, C.V., a Netherlands Antilles limited partnership ("Offshore II"); (7) DLJ Merchant Banking II, LLC, a Delaware limited partnership ("MBII LLC"); (8) DLJ Merchant Banking II, Inc., a Delaware limited liability company ("MBII Inc."); (9) DLJ Diversified Partners, L.P., a Delaware corporation ("Diversified"); (10) DLJ Diversified Partners A, L.P., a Delaware limited partnership ("Diversified A");
(11) DLJ Diversified Associates, L.P., a Delaware limited partnership ("Diversified Associates"); (12) DLJ Diversified Partners, Inc., a Delaware corporation ("Diversified Partners"); (13) DLJ First ESC L.P., a Delaware limited partnership ("ESC"); (14) DLJ ESC II L.P., a Delaware limited partnership ("ESC II"); (15) DLJ LBO Plans Management Corporation, a Delaware corporation ("LBO"); (16) DLJ MB Funding II, Inc., a Delaware corporation ("Funding II"); (17) DLJ Capital Investors, Inc., a Delaware corporation ("DLJCI"); (18) UK Investment Plan 1997 Partners, a Delaware general partnership ("1997 Partners"); (19) UK Investment Plan 1997, Inc. ("Plan 1997" and together with the previously listed entities, the "DLJ Entities"); (20) Donaldson, Lufkin & Jenrette, Inc., a Delaware corporation ("DLJ"); (21) The Equitable Companies Incorporated, a Delaware corporation ("EQ"); (22) AXA-UAP, a societe anonyme organized under the laws of France ("AXA"); (23) Finaxa, a societe anonyme organized under the laws of France; (24) AXA Assurances I.A.R.D. Mutuelle, a mutual insurance company organized under the laws of France; (25) AXA Assurances Vie Mutuelle, a mutual insurance company organized under the laws of France;
(26) AXA Courtage Assurance Mutuelle, a mutual insurance company organized under the laws of France; (27) Alpha Assurances Vie Mutuelle, a mutual insurance company organized under the laws of France; (28) Claude Bebear, Patrice Garnier and Henri de Clermont-Tonnerre, trustees (the "AXA Voting Trustees") of a voting trust (the "AXA Voting Trust") established pursuant to a Voting Trust Agreement by and among AXA and the AXA Voting Trustees dated as of May 12, 1992, as amended January 22, 1997.

     Partners II, Partners II-A, Millennium, Millennium-A, Offshore II, EAB, Diversified, Diversified-A, Funding II, 1997 Partners, ESC and ESC II are collectively referred to as the "DLJ Funds".

     Partners II, Partners II-A, Millennium and Millennium-A are Delaware limited partnerships which make investments for long term appreciation. MBII LLC is the Associate General Partner of Partners II and Partners II-A. MBII INC is the Managing General Partner of Partners II and Partners II-A. MBII LLC and MBII INC make all of the investment decisions on behalf of Millennium, Millennium-A, Partners II and Partners II-A.

     EAB is a Delaware limited partnership which makes investments for long term appreciation. MBII LLC is the Associate General Partner of EAB and LBO is the Managing General Partner of EAB. MBII LLC and LBO make all of the investment decisions on behalf of EAB.

     Offshore II is a Netherlands Antilles limited partnership which makes investments for long term appreciation. MBII LLC is the Associate General Partner of Offshore II. MBII INC is the Advisory General Partner of Offshore II. MBII LLC and MBII INC make all of the investment decisions on behalf of Offshore II.

     MBII LLC is a Delaware limited liability company and is a registered investment adviser. As the Associate General Partner of Partners II, Partners II-A, Millennium, Millennium-A, EAB and Offshore II, MBII LLC, in conjunction with MBII INC, participates in investment decisions made on behalf of these entities. MBII INC is the managing member of MBII LLC.

     MBII INC is a Delaware corporation and is a registered investment adviser. As the Managing General Partner of Partners II, Partners II-A, Millennium and Millennium-A, and the Advisory General Partner of Offshore II, MBII INC is responsible for the day to day management of these entities and, in conjunction with MBII LLC, participates in investment decisions made on behalf of these entities. MBII INC is a wholly owned subsidiary of DLJCI.

     Diversified and Diversified-A are Delaware limited partnerships which make investments for long term appreciation. A portion of Diversified and Diversified-A's capital commitments are dedicated to making side-by-side investments with Partners II and Partners II-A, respectively. Diversified Associates is the Associate General Partner of Diversified and Diversified-A and Diversified Partners is the Managing General Partner of Diversified and Diversified-A. Diversified Partners is responsible for the day to day management of Diversified and Diversified-A.

     Diversified Associates is a Delaware limited partnership and a registered investment adviser. As the Associate General Partner of Diversified and Diversified-A, Diversified Associates, in conjunction with Diversified Partners and subject to the terms of the partnership agreement of Diversified and Diversified-A, participates in the management of investments of Diversified and Diversified-A. Diversified Partners is the general partner of Diversified Associates.

     Diversified Partners is a Delaware corporation and a registered investment adviser. As the Managing General Partner of Diversified and Diversified-A, Diversified Partners is responsible for the day to day management of Diversified and Diversified-A. In conjunction with Diversified Associates, Diversified Partners participates in the investment decisions made on behalf of Diversified and Diversified-A. Diversified Partners is a wholly owned subsidiary of DLJCI.

     ESC and ESC II are Delaware limited partnerships and "employees' securities companies" as defined in the Investment Company Act of 1940, as amended. LBO, as the Managing General Partner of ESC and ESC II, makes all of the investment decisions on behalf of ESC and ESC II.

     LBO is a Delaware corporation and a registered investment adviser. LBO is a wholly owned subsidiary of DLJCI. As the Managing General Partner of EAB, ESC and ESC II, LBO is responsible for the day-to-day management of EAB, ESC and ESC II.

     Funding II is a Delaware corporation which makes investments for long term appreciation generally side-by-side with Partners II. Funding II is a wholly owned subsidiary of DLJCI.

     DLJCI is a Delaware corporation and is a holding company. DLJCI is a wholly owned subsidiary of DLJ.

     1997 Partners is a Delaware general partnership which makes investments for long term appreciation generally side-by-side with Partners II. Plan 1997 and DLJ are each general partners of 1997 Partners.

     Plan 1997 is a Delaware corporation. Plan 1997 is a wholly owned subsidiary of DLJ.

     DLJ is a publicly held Delaware corporation. DLJ directly owns all of the capital stock of DLJCI and Plan 1997. DLJ, acting on its own behalf or through its subsidiaries, is a registered broker/dealer and registered investment adviser engaged in investment banking, institutional trading and research, investment management and financial and correspondent brokerage services.

     EQ is a Delaware corporation and is a holding company. As of August 26, 1998, EQ owned, directly or indirectly, 72.3% of DLJ.

     AXA is a societe anonyme organized under the laws of France and a holding company for an international group of insurance and related financial services companies. As of March 1, 1998, approximately 59% of the outstanding common stock of EQ was beneficially owned by AXA. For insurance regulatory purposes, to insure that certain indirect minority shareholders of AXA will not be able to exercise control over EQ and certain of its insurance subsidiaries, the voting shares of EQ capital stock beneficially owned by AXA and its subsidiaries have been deposited into the AXA Voting Trust. For additional information regarding the AXA Voting Trust, reference is made to the Schedule 13D filed by AXA with respect to EQ. As of August 26, 1998, AXA and AXA Holding (Belgium), an affiliate of AXA directly owned in the aggregate 1.5% of DLJ.

     Finaxa is a societe anonyme organized under the laws of France and is a holding company. As of March 1, 1998, Finaxa controlled directly and indirectly approximately 21.4% of the issued ordinary shares (representing approximately 30.2% of the voting power) of AXA.

     Each of AXA Assurances I.A.R.D. Mutuelle, AXA Assurances Vie Mutuelle, AXA Courtage Assurance Mutuelle, and Alpha Assurances Vie Mutuelle (collectively, the "Mutuelles AXA") is a mutual insurance company organized under the laws of France. Each of the Mutuelles AXA is owned by its policy holders. As of March 1, 1998, the Mutuelles AXA, as a group, control approximately 62.0% of the issued shares (representing approximately 74.0% of the voting power) of Finaxa. Including the ordinary shares owned by Finaxa, on March 1, 1998, the Mutuelles AXA directly or indirectly controlled approximately 24.7% of the issued ordinary shares (representing approximately 34.8% of the voting power) of AXA. Acting as a group, the Mutuelles AXA control AXA and Finaxa.

     Claude Bebear, Patrice Garnier and Henri de Clermont-Tonnerre, the AXA Voting Trustees, exercise all voting rights with respect to the shares of EQ capital stock beneficially owned by AXA and its subsidiaries that have been deposited in the AXA Voting Trust. The business address, citizenship and present principal occupation of each of the AXA Voting Trustees are set forth on
Schedule I attached hereto.

     The address of the principal business and office of each of the DLJ Entities and DLJ is 277 Park Avenue, New York, New York 10172. The address of the principal business and principal office of EQ is 1290 Avenue of the Americas, New York, New York 10104.

     The address of the principal business and principal office of AXA and the AXA Voting Trustees is 9 Place Vendome, 75001 Paris, France. The address of Finaxa is 23, avenue Matignon, 75008 Paris, France; of each of AXA Assurances I.A.R.D. Mutuelle and AXA Assurances Vie Mutuelle is 21, rue de Chateaudun, 75009 Paris, France; of AXA Courtage Assurance Mutuelle is 26, rue Louis le Grand, 75002 Paris, France; and of Alpha Assurances Vie Mutuelle is Tour Franklin, 100/101 Terrasse Boieldieu, Cedex 11, 92042 Paris La Defense, France.

     The name, business address, citizenship, present principal occupation or employment and the name and business address of any corporation or organization in which each such employment is conducted, of each executive officer or member, as applicable, of the Board of Directors, Supervisory Board, or the Conseil d'Administration (French analogue of a Board of Directors) of EQ, AXA, Finaxa and the Mutuelles AXA are set forth on Schedules A through O, respectively, attached hereto.

     During the past five (5) years, neither any of the Reporting Persons nor, to the best knowledge of any of the Reporting Persons, any of the other persons listed on Schedules A through O attached hereto, has been (i) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or
(ii) a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to United States federal or state securities laws or finding any violation with respect to such laws.

   Item 3.   Source and Amount of Funds or Other Consideration.

     The general and limited partners of the DLJ Funds contributed $43,000,020.00 for 955,556 shares.

   Item 4. Purpose of Transaction.

     On March 24, 1998, Silkworm Acquisition Corporation ("Silkworm"), Insilco Corporation, a Delaware corporation ("Insilco") and Holdings entered into the Agreement and Plan of Merger (as amended, the "Merger Agreement", attached hereto and made a part hereof as Exhibit 3. The Merger Agreement provides for an initial reorganization of Insilco whereby an existing wholly-owned subsidiary of Holdings will form a wholly-owned subsidiary which will merge with and into Insilco, with Insilco being the surviving corporation (the "Reorganization Merger"). In connection with the Reorganization Merger, the existing shareholders of Insilco will exchange their shares in Insilco for shares in Holdings, resulting in Insilco becoming a wholly-owned subsidiary of Holdings. Following consummation of the Reorganization Merger, the Merger Agreement provides for the merger of Silkworm with and into Holdings (the "Merger"), with Holdings continuing as the surviving corporation. The Merger contemplates that approximately 96.6% of the issued and outstanding shares of common stock of Holdings will be converted into cash and that approximately 3.4% of such shares will be retained by existing stockholders of Insilco. The transactions contemplated by the Merger Agreement were approved by the stockholders of Insilco and were consummated, in each case, on August 17, 1998 (the "Closing Date").

   Item 5.  Interest in Securities of the Issuer.

     Pursuant to the terms of the Merger Agreement, on the Closing Date, (i) Insilco filed a Certificate of Merger with the Secretary of State of Delaware with respect to the Reorganziation Merger, which was effective as of the filing of such certificate (the "Reorganization Effective Time") and (ii) promptly following the Reorganziation Effective Time, Holdings filed a Certificate of Merger with the Secretary of State of Delaware with respect to the Merger; which was effective as of the filing of such certificate (the "Effective Time"). In connection therewith, immediately prior to the Reorganization Effective Time,
(1) Silkworm entered into a Subscription Agreement with the DLJ Funds and 399 Venture Partners, Inc. ("CVC"), dated August 17, 1998 (the "Subscription Agreement", attached hereto and made a part hereof as Exhibit 4) pursuant to which the DLJ Funds and CVC purchased shares of common stock of Silkworm on the terms set forth therein and (ii) Holdings entered into a Subscription Agreement with the DLJ Funds, dated August 17, 1998 (the "Preferred Stock Subscription Agreement", attached hereto and made a part hereof as Exhibit 5) pursuant to which the DLJ Funds purchased shares of 15% senior exchangeable preferred stock due 2010 on the terms set forth therein. At the Effective Time, each outstanding share of Silkworm common stock was converted into one Share. Immediately following the Effective Time, the DLJ Funds' approximate ownership of the outstanding common stock of Holdings was 69.0%.

     In addition, Holdings, the DLJ Funds and CVC have entered into an Investors' Agreement dated as of August 17, 1998 (the "Investors' Agreement") (attached hereto and made a part hereof as Exhibit 6).

     Pursuant to the Investors' Agreement, the Board of Directors will comprise 7 members, 4 of whom will be nominated by Partners II, one of whom will be Robert L. Smialek for so long as he is employed by Holdings, one of whom will be nominated by CVC as long as CVC holds more than 10% of the outstanding common stock of Holdings (on a fully diluted basis), and one of whom will be nominated by Partners II after consultation with the other stockholders of Holdings other than the DLJ Funds (the "Other Shareholders") but shall not be either an "Affiliate" nor an "Associate" (as such terms are used within the meaning of Rule 12b-2 under the Securities Exchange Act of 1934) of the DLJ Entities or the Other Shareholders. Each of the parties to the Investors' Agreement has agreed to vote its shares of Holdings in favor of the persons so nominated, provided that the Other Shareholders will not be required to vote for Partners II's nominees if the number of Shares held by the DLJ Funds is less than 10% of their Initial Ownership (defined as the number of Shares held by the DLJ Funds as of the date of the Investors' Agreement).

     Until such time as CVC owns 10% or less of its Initial Ownership of Shares, CVC or its Permitted Transferees (together, the "CVC Entities") may sell or otherwise transfer their Shares only as follows: (i) to a Permitted Transferee;
(ii) pursuant to the Tag-along Rights described below; (iii) pursuant to the Drag-along Rights described below; and (iv) in a public offering.

     The Investors' Agreement provides that if the DLJ Funds propose to sell Shares, the Other Sshareholders will have the right to participate in the sale ("Tag-along Rights"). If Tag-along Rights apply, the DLJ Funds will inform the Other Shareholders (the "Tag Shareholders") of the terms and conditions of the proposed sale and offer each Tag Shareholder the opportunity to participate. If the number of Shares that the DLJ Funds and the Tag Shareholders propose to sell exceeds the number that can be sold on the terms and conditions proposed by the buyer, the DLJ Funds and each Tag Shareholder who has exercised Tag-along Rights will be entitled to sell up to his or her Tag Along Portion. Tag Along Portion shall mean the number of Shares owned by such Tag Shareholder multiplied by a fraction, the numerator of which shall be the maximum number of Shares proposed to be sold by the DLJ Funds and the denominator of which shall be the total number of Shares (on a fully diluted basis) held by the DLJ Funds. To the extent any Tag Shareholder sells less than such Tag Shareholder's Tag Along Portion, the DLJ Funds shall be entitled to sell their own Shares in lieu of such Tag Shareholder. The DLJ Funds and the Tag Shareholders who have exercised Tag-along Rights may sell their Shares on substantially the same terms and conditions set forth in the notice (subject to an increase in the amount of consideration of up to 10%) within 120 days of the date all Tag-along Rights are waived, exercised or expire.

     The Investors' Agreement contemplates that if (i) the DLJ Funds propose to sell Shares constituting not less than 50% of their Initial Ownership of Shares in a bona fide third party sale, or (ii) the DLJMB Funds propose a sale in which the Shares to be sold by the DLJ Funds and their permitted transferees constitute more than 50% of the outstanding Shares held by all shareholders, the DLJ Funds will be entitled to compel the Other Shareholders to participate in the sale ("Drag-along Rights") with respect to the Shares owned by each Other Shareholder which constitute the Drag-along Portion of the number of Shares that such person owns. Drag-along Portion shall mean as to any Other Shareholder the number of Shares such person owns (on a fully diluted basis) multiplied by a fraction the numerator of which is the number of Shares to be sold by the DLJ Funds and the denominator of which is the total number of Shares (on a fully diluted basis) owned by the DLJ Funds.

     The DLJ Funds have the right to request Holdings to register for sale their Shares, on five occasions, if the aggregate proceeds expected to be received from such sale exceeds $50,000,000 (in the case of the First Public Offering) or $25,000,000 in all other cases. The CVC Entities have the right to request Holdings to register for sale their Shares on one occasion if (i) the Transfer Percentage of the CVC Entities is less than the Transfer Percentage of the DLJ Entities, (ii) the DLJ Entities have transferred (other than to any of their Permitted Transferees) 70% or more of the sum of (x) their collective Initial Ownership of Shares and (y) any additional Shares issued by Holdings to the DLJ Entities after August 17, 1998 in an issuance of Shares that was offered to the DLJ Entities and the CVC Entities on a pro rata basis and (iii) the aggregate proceeds expected to be received from such sale exceeds $50,000,000 (in the case of the First Public Offering) or $25,000,000 in all other cases. Each party to the Investors' Agreement has the right, subject to certain limitations, to request Holdings to include its Shares in any registration undertaken by Holdings. All requests for registration are subject to certain other customary terms and conditions.

     While each of the DLJ Entities may be deemed to beneficially own Shares held by the Other Shareholders, each of the DLJ Entities disclaims beneficial ownership of those Shares held by the Other Shareholders.

     As the sole stockholder of DLJCI, DLJ may be deemed, for purposes of Rule 13d-3 under the Act, to beneficially own indirectly the Shares that may be deemed to be owned beneficially by DLJCI. Because of EQ's ownership of DLJ, EQ may be deemed, for purposes of Rule 13d-3 under the Act, to beneficially owned indirectly the Shares that may be deemed to be beneficially owned indirectly by DLJ. Each of DLJ and EQ disclaims beneficial ownership of the Shares.

     Because of AXA's ownership interest in EQ, and the AXA Voting Trustees' power to vote the EQ shares placed in the AXA Voting Trust, each of AXA and the AXA Voting Trustees may be deemed, for purposes of Rule 13d-3 under the Act, to beneficially own indirectly the Shares that EQ may be deemed to beneficially own indirectly. Because of the direct and indirect ownership interest in AXA of Finaxa and the Mutuelles AXA, each of Finaxa and the Mutuelles AXA may be deemed, for purposes of Rule 13d-3 under the Act, to beneficially own indirectly the Shares that AXA may be deemed to beneficially own indirectly. AXA, Finaxa, the Mutuelles AXA, and the AXA Voting Trustees expressly disclaim beneficial ownership of any of the Shares.

     Subject to market conditions and other factors, the DLJ Funds or other affiliates of DLJ may acquire or dispose of Shares of Holdings from time to time in future open-market, privately negotiated or other transactions, may enter into agreements with third parties relating to acquisitions of securities issued or to be issued by Holdings, may enter into agreements with the management of Holdings relating to acquisitions of Shares of Holdings by members of management, issuances of options to management or their employment by Holdings, or may effect other similar agreements or transactions.

     Item 6. Contracts, Arrangements, Understandings or Relationships with Respect to Securities of the Issuer.

     See response to Item 4.

     A copy of each of the Merger Agreement, the Subscription Agreement, the Preferred Stock Subscription Agreement, the Investors' Agreement, Amendment No. 1 to the Merger Agreement and Amendment No. 2 to the Merger Agreement are attached hereto as Exhibits 3, 4, 5, 6, 7 and 8 are incorporated herein by reference. The summaries of the terms of the Merger Agreement, the Subscription Agreement, the Preferred Stock Subscription Agreement, the Investors' Agreement, Amendment No. 1 and Amendment No. 2 to the Merger Agreement set forth herein are qualified in their entirety by reference to Exhibits 3, 4, 5, 6, 7 and 8, respectively.

     Except for the agreements described above or in the response to Item 4, to the best knowledge of the Reporting Persons, there are no contracts, arrangements, understandings or relationships (legal or otherwise) between the persons enumerated in Item 2, and any other person, with respect to any securities of Holdings, including, but not limited to, transfer or voting of any of the securities, finder's fees, joint ventures, loan or option arrangements, puts or calls, guarantees of profits, division of profits or loss, or the giving or withholding of proxies.

   Item 7. Material to be Filed as Exhibits.

                                  EXHIBIT INDEX
                                  -------------

Exhibit No.    Description                                               Page
-----------    -----------                                               ----

Exhibit 99.1: Joint filing agreement among the Reporting Persons

Exhibit 99.2: Powers of Attorney

Exhibit 99.3: Agreement and Plan of Merger date as of March 24, 1998 among Hodlings (formerly known as INR Holding Co.), Insilco and Silkworm.

Exhibit 99.4: Subscription Agreement dated as of May 22, 1998 among
              Silkworm, the DLJ Funds and CVC.

Exhibit 99.5: Preferred Stock Subscription Agreement dated as of August
              17, 1998 among Holdings and the DLJ Funds.

Exhibit 99.6: Investors' Agreement dated as of August 17, 1998 among
              Holdings, the DLJ Funds and CVC.

Exhibit 99.7: Amendment No. 1 to the Agreement and Plan of Merger among
              Holdings, Insilco and Silkworm.

Exhibit 99.8: Amendment No. 2 to the Agreement and Plan of Merger among
              Holdings, Insilco and Silkworm.


                               SIGNATURES

     After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Date: August 28, 1998

                                       DLJ Merchant Banking Partners II, L.P.

                                       By   DLJ Merchant Banking II, Inc.,
                                            as Managing General Partner

                                       By:  /s/ Marjorie S. White
                                            ---------------------------------
                                            Name:  Marjorie S. White
                                            Title: Secretary and Treasurer



     After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Date: August 28, 1998

                                       DLJ Merchant Banking Partners II-A, L.P.

                                       By   DLJ Merchant Banking II, Inc.,
                                            as Managing General Partner

                                       By:  /s/ Marjorie S. White
                                            ---------------------------------
                                            Name:  Marjorie S. White
                                            Title: Secretary and Treasurer



     After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Date: August 28, 1998

                                       DLJ Millennium Partners, L.P.

                                       By  DLJ Merchant Banking II, Inc.,
                                            as Managing General Partner

                                       By:  /s/ Marjorie S. White
                                            ------------------------------------
                                            Name:  Marjorie S. White
                                            Title: Vice President and Secretary



     After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Date: August 28, 1998

                                       DLJ Millennium Partners-A, L.P.

                                       By  DLJ Merchant Banking II, Inc.,
                                            as Managing General Partner

                                       By:  /s/ Marjorie S. White
                                            ------------------------------------
                                            Name:  Marjorie S. White
                                            Title: Vice President and Secretary



     After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Date: August 28, 1998

                                       DLJ EAB Partners, L.P.

                                       By  DLJ LBO Plans Management Corporation
                                            as Managing General Partner

                                       By:  /s/ Marjorie S. White
                                            ------------------------------------
                                            Name:  Marjorie S. White
                                            Title: Vice President and Secretary




     After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Date: August 28, 1998

                                       DLJ Offshore Partners II, C.V.

                                       By   DLJ Merchant Banking II, Inc.,
                                            as Advisory General Partner

                                       By:  /s/ Marjorie S. White
                                            ------------------------------------
                                            Name:  Marjorie S. White
                                            Title: Secretary and Treasurer



     After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Date: August 28, 1998

                                       DLJ Merchant Banking II, LLC

                                       By   DLJ Merchant Banking II, Inc.,
                                            as Managing Member

                                       By:  /s/ Marjorie S. White
                                            ------------------------------------
                                            Name:  Marjorie S. White
                                            Title: Secretary and Treasurer




     After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Date: August 28, 1998

                                       DLJ Merchant Banking II, Inc.

                                       By:  /s/ Marjorie S. White
                                            ------------------------------------
                                            Name:  Marjorie S. White
                                            Title: Secretary and Treasurer




     After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Date: August 28, 1998

                                       DLJ Diversified Partners, L.P.

                                       By   DLJ Diversified Partners, Inc.,
                                            as Managing General Partner

                                       By:  /s/ Marjorie S. White
                                            ------------------------------------
                                            Name:  Marjorie S. White
                                            Title: Vice President and Secretary



     After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Date: August 28, 1998

                                       DLJ Diversified Partners-A, L.P.

                                       By   DLJ Diversified Partners, Inc.,
                                            as Managing General Partner

                                       By:  /s/ Marjorie S. White
                                            ------------------------------------
                                            Name:  Marjorie S. White
                                            Title: Secretary and Treasurer




     After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Date: August 28, 1998

                                       DLJ Diversified Associates, L.P.

                                       By   DLJ Diversified Partners, Inc.,
                                            as Managing General Partner

                                       By:  /s/ Marjorie S. White
                                            ------------------------------------
                                            Name:  Marjorie S. White
                                            Title: Secretary and Treasurer





     After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Date: August 28, 1998

                                       DLJ Diversified Partners, Inc.

                                       By:  /s/ Marjorie S. White
                                            ------------------------------------
                                            Name:  Marjorie S. White
                                            Title: Secretary and Treasurer





     After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Date: August 28, 1998

                                       DLJ First ESC, L.P.

                                       By DLJ LBO Plans Management Corporation,
                                            as Managing General Partner

                                       By:  /s/ Marjorie S. White
                                            ------------------------------------
                                            Name:  Marjorie S. White
                                            Title: Vice President and Secretary



     After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Date: August 28, 1998

                                       DLJ ESC II L.P.

                                       By  DLJ LBO Plans Management Corporation,
                                           as Managing General Partner

                                       By:  /s/ Marjorie S. White
                                            ------------------------------------
                                            Name:  Marjorie S. White
                                            Title: Vice President and Secretary






     After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Date: August 28, 1998

                                       DLJ LBO Plans Management Corporation

                                       By:  /s/ Marjorie S. White
                                            ------------------------------------
                                            Name:  Marjorie S. White
                                            Title: Vice President and Secretary





     After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Date: August 28, 1998

                                       DLJMB Funding II, Inc.

                                       By:  /s/ Marjorie S. White
                                            ------------------------------------
                                            Name:  Marjorie S. White
                                            Title: Secretary




     After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Date: August 28, 1998

                                       DLJ Capital Investors, Inc.

                                       By:  /s/ Marjorie S. White
                                            ------------------------------------
                                            Name:  Marjorie S. White
                                            Title: Secretary and Treasurer




     After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Date: August 28, 1998

                                       UK Investment Plan 1997 Partners

                                       By   UK Investment Plan 1997, Inc.


                                       By:  /s/ Marjorie S. White
                                            ------------------------------------
                                            Name:  Marjorie S. White
                                            Title: Vice President, Secretary
                                                       and Treasurer


     After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Date: August 28, 1998

                                       UK Investment Plan 1997, Inc.

                                       By:  /s/ Marjorie S. White
                                            ------------------------------------
                                            Name:  Marjorie S. White
                                            Title: Vice President, Secretary
                                                       and Treasurer


     After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Date: August 28, 1998

                                       Donaldson, Lufkin & Jenrette, Inc.

                                       By:  /s/ Marjorie S. White
                                            ------------------------------------
                                            Name:  Marjorie S. White
                                            Title: Vice President and Secretary




     After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Date: August 28, 1998

                                       The Equitable Companies Incorporated

                                       By:  /s/ Alvin H. Fenichel
                                            -------------------------
                                            Name:  Alvin H. Fenichel
                                            Title: Senior Vice President and
                                                       Controller




     After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Date: August 28, 1998

                                       AXA-UAP
                                       Finaxa
                                       AXA Assurances I.A.R.D. Mutuelle
                                       AXA Assurances Vie Mutuelle
                                       AXA Courtage Assurance Mutuelle
                                       Alpha Assurances Vie Mutuelle
                                       Claude Bebear, as AXA Voting Trustee
                                       Patrice Garnier, as AXA Voting Trustee
                                       Henri de Clermont-Tonnerre, as AXA Voting
                                        Trustee

                                       Signed on behalf of each of the above

                                       By:  /s/ Alvin H. Fenichel
                                            --------------------------
                                            Name: Alvin H. Fenichel
                                            Title: Attorney-in-fact




                                                            SCHEDULE A

                        Executive Officers and Directors
                                       of

                          DLJ Merchant Banking II, Inc.

     The names of the Directors and the names and titles of the Executive Officers of DLJ Merchant Banking II, Inc. ("MBII INC") and their business addresses and principal occupations are set forth below. If no address is given, the Director's or Executive Officer's business address is that of MBII INC at 277 Park Avenue, New York, New York 10172. Unless otherwise indicated, each occupation set forth opposite an individual's name refers to MBII INC and each individual is a United States citizen.

   Name, Business Address            Present Principal Occupation
   ----------------------            ----------------------------

*  Hamilton E. James                 Chairman; Managing Director, Donaldson,
                                     Lufkin & Jenrette, Inc.

*  Nicole S. Arnaboldi               Managing Director

*  Thompson Dean                     Managing Director

   Carlos Garcia                     Managing Director

*  Peter T. Grauer                   Managing Director

*  David L. Jaffe                    Managing Director

*  Lawrence M.v.D. Schloss           Managing Director and Chief
                                     Operating Officer

*  Karl R. Wyss                      Managing Director

------------------

* Director




                                                                SCHEDULE B

                        Executive Officers and Directors
                                       of
                         DLJ Diversified Partners, Inc.

     The names of the Directors and the names and titles of the Executive Officers of DLJ Diversified Partners, Inc. ("DP INC") and their business addresses and principal occupations are set forth below. If no address is given, the Director's or Executive Officer's business address is that of DP INC at 277 Park Avenue, New York, New York 10172. Unless otherwise indicated, each occupation set forth opposite an individual's name refers to DP INC and each individual is a United States citizen.

   Name, Business Address         Present Principal Occupation
   ----------------------         ----------------------------

*  Hamilton E. James              Chairman; Managing Director, Donaldson,
                                  Lufkin & Jenrette, Inc.

*  Lawrence M.v.D. Schloss        Managing Director and Chief Operating Officer;
                                  Managing Director and Chief Operating Officer,
                                  DLJ Merchant Banking II, Inc.

*  Marjorie S. White              Secretary and Treasurer; Vice President and
                                  Secretary, Donaldson, Lufkin & Jenrette, Inc.

------------------
*  Director



                                                               SCHEDULE C

                        Executive Officers and Directors
                                       of
                             DLJMB Funding, II, Inc.

     The names of the Directors and the names and titles of the Executive Officers of DLJ MB Funding, II, Inc. ("Funding II") and their business addresses and principal occupations are set forth below. If no address is given, the Director's or Executive Officer's business address is that of Funding II at 277 Park Avenue, New York, New York 10172. Unless otherwise indicated, each occupation set forth opposite an individual's name refers to Funding II and each individual is a United States citizen.

    Name, Business Address       Present Principal Occupation
    ----------------------       ----------------------------

 *  Anthony F. Daddino           President; Executive Vice President and Chief
                                 Financial Officer, Donaldson, Lufkin &
                                 Jenrette, Inc.

 *  Charles J. Hendrickson       Treasurer; Senior Vice President and Treasurer,
                                 Donaldson, Lufkin & Jenrette, Inc.

    Marjorie S. White            Secretary; Vice President and Secretary,
                                 Donaldson, Lufkin & Jenrette, Inc.

------------------
*  Director





                                                                   SCHEDULE D

                        Executive Officers and Directors
                                       of
                      DLJ LBO Plans Management Corporation

     The names of the Directors and the names and titles of the Executive Officers of DLJ LBO Plans Management Corporation ("LBO") and their business addresses and principal occupations are set forth below. Each Director's or Executive Officer's business address is that of LBO at 277 Park Avenue, New York, New York 10172. Unless otherwise indicated, each occupation set forth opposite an individual's name refers to LBO and each individual is a United States citizen.

   Name, Business Address        Present Principal Occupation
   ----------------------        ----------------------------

*  Anthony F. Daddino            President; Executive Vice President and Chief
                                 Financial Officer, Donaldson, Lufkin &
                                 Jenrette, Inc.

*  Vincent DeGiaimo              Vice President; Senior Vice President and
                                 Managing Director, Donaldson, Lufkin &
                                 Jenrette, Inc.

*  Marjorie S. White             Vice President and Secretary; Vice President,
                                 Donaldson, Lufkin & Jenrette, Inc.

------------------
*  Director




                                                            SCHEDULE E

                        Executive Officers and Directors
                                       of
                           DLJ Capital Investors, Inc.

     The names of the Directors and the names and titles of the Executive Officers of DLJ Capital Investors, Inc. ("DLJCI") and their business addresses and principal occupations are set forth below. If no address is given, the Director's or Executive Officer's business address is that of DLJCI at 277 Park Avenue, New York, New York 10172. Unless otherwise indicated, each occupation set forth opposite an individual's name refers to DLJCI and each individual is a United States citizen.

  Name, Business Address       Present Principal Occupation
  ----------------------       ----------------------------

* John S. Chalsty              Chairman; Chairman and Chief Executive
                               Officer, Donaldson, Lufkin & Jenrette, Inc.

* Hamilton E. James            Chief Executive Officer; Managing Director,
                               Donaldson, Lufkin & Jenrette, Inc.

* Joe L. Roby                  Chief Operating Officer; President and Chief
                               Operating Officer, Donaldson, Lufkin &
                               Jenrette, Inc.

* Anthony F. Daddino           Executive Vice President and Chief Financial
                               Officer; Executive Vice President and Chief
                               Financial Officer, Donaldson, Lufkin &
                               Jenrette, Inc.

* Marjorie S. White            Secretary and Treasurer; Vice President and
                               Secretary, Donaldson, Lufkin & Jenrette, Inc.

------------------
*  Director




                                                                  SCHEDULE F

                        Executive Officers and Directors
                                       of
                          UK Investment Plan 1997, Inc.

     The names of the Directors and the names and titles of the Executive Officers of UK Investment Plan 1997, Inc. ("UKIP 1997 INC") and their business addresses and principal occupations are set forth below. If no address is given, the Director's or Executive Officer's business address is that of UKIP 1997 INC at 277 Park Avenue, New York, New York 10172. Unless otherwise indicated, each occupation set forth opposite an individual's name refers to UKIP 1997 INC and each individual is a United States citizen.

   Name, Business Address        Present Principal Occupation
   ----------------------        ----------------------------

   Anthony F. Daddino            President; Executive Vice President and Chief
                                 Financial Officer, Donaldson, Lufkin &
                                 Jenrette, Inc.

*  Marjorie S. White             Vice President, Secretary and Treasurer; Vice
                                 President and Secretary, Donaldson, Lufkin &
                                 Jenrette, Inc.

*  Stuart S. Flamberg            Director of Taxes; Senior Vice President and
                                 Director of Taxes, Donaldson, Lufkin &
                                 Jenrette, Inc.

*  Mark A. Competiello           Tax Manager; Senior Vice President and Tax
                                 Manager, Donaldson, Lufkin & Jenrette, Inc.

------------------
* Director




                                                                 SCHEDULE G

                        Executive Officers and Directors
                                       of
                       Donaldson, Lufkin & Jenrette, Inc.

     The names of the Directors and the names and titles of the Executive Officers of Donaldson, Lufkin & Jenrette, Inc. ("DLJ") and their business addresses and principal occupations are set forth below. If no address is given, the Director's or Executive Officer's business address is that of DLJ at 277 Park Avenue, New York, New York 10172. Unless otherwise indicated, each occupation set forth opposite an individual's name refers to DLJ and each individual is a United States citizen.


   Name, Business Address           Present Principal Occupation
   ----------------------           ----------------------------

*  John S. Chalsty                  Chairman

*  Joe L. Roby                      President and Chief Operating Officer

*  Claude Bebear (1)                Chairman of the Executive Board, AXA-UAP
   AXA-UAP
   23, avenue Matignon
   75008 Paris, France

*  Henri de Castries (1)            Senior Executive Vice President
   AXA-UAP                          Financial Services and Life Insurance
   23, avenue Matignon              Activities (U.S. & U.K.), AXA-UAP
   75008 Paris, France

*  Denis Duverne (1)                Senior Vice President - International Life,
   AXA-UAP                          AXA-UAP
   23, avenue Matignon
   75008 Paris, France

*  Louis Harris                     Chairman and Chief Executive Officer, LH
   LH Research                      Research (research)
   152 East 38th Street
   New York, New York 10016-2605

*  Henri G. Hottinguer (2)          Chairman and Chief Executive Officer,
   Banque Hottinguer                Banque Hottinguer (banking)
   38, rue de Provence
   75009 Paris, France

*  W. Edwin Jarmain                 President, Jarmain Group Inc. (private
   Jarmain Group Inc.               investment holding company)
   Suite 2525, Box 36
   121 King Street, West
   Toronto, Ontario
   M5H 3T9 Canada

*  Francis Jungers                  Retired
   19880 NW Nestucca Drive
   Portland, Oregon 97229

*  Edward D. Miller                 President and Chief Executive Officer, The
   1290 Avenue of the Americas      Equitable Companies Incorporated
   New York, New York 10104

*  W. J. Sanders, III               Chairman and Chief Executive Officer,
   Advanced Micro Devices, Inc.     Advanced Micro Devices
   901 Thompson Place
   Sunnyvale, CA 94086

*  Stanley B. Tulin                 Executive Vice President and Chief Financial
                                    Officer, The Equitable Companies
                                    Incorporated

*  John C. West                     Retired
   Bothea, Jordan & Griffin
   23B Shelter Cove
   Hilton Head Island, SC 29928

*  Carl B. Menges                   Vice Chairman of the Board
*  Hamilton E. James                Managing Director
*  Richard S. Pechter               Managing Director
*  Theodore P. Shen                 Managing Director
*  Anthony F. Daddino               Executive Vice President and Chief Financial
                                          Officer

------------------

*    Director
(1)  Citizen of the Republic of France
(2)  Citizen of Canada
(3)  Citizen of Switzerland


                                                               SCHEDULE H

                        Executive Officers and Directors
                                       of
                      The Equitable Companies Incorporated

     The names of the Directors and the names and titles of the Executive Officers of The Equitable Companies Incorporated ("EQ") and their business addresses and principal occupations are set forth below. If no address is given, the Director's or Executive Officer's business address is that of EQ at 1290 Avenue of the Americas, New York, New York 10104. Unless otherwise indicated, each occupation set forth opposite an individual's name refers to EQ and each individual is a United States citizen.


  Name, Business Address           Present Principal Occupation
  ----------------------           ----------------------------

* Claude Bebear (1)                Chairman of the Executive Board, AXA-UAP
  AXA-UAP
  23, avenue Matignon
  75008 Paris, France

* John S. Chalsty                  Chairman, Donaldson, Lufkin & Jenrette, Inc.
  Donaldson, Lufkin &
     Jenrette, Inc.
  277 Park Avenue
  New York, NY  10172

* Francoise Colloc'h (1)           Senior Executive Vice President, Group Human
  AXA-UAP                          Resources and Communications, AXA-UAP
  23, avenue Matignon
  75008 Paris, France

* Henri de Castries (1)            Chairman of the Board; Senior Executive Vice
  AXA-UAP                          President, Financial Services and Life
  23, avenue Matignon              Insurance Activities, U.S. & U.K.), AXA-UAP
  75008 Paris, France

* Joseph L. Dionne                 Chairman and Chief Executive Officer, The
  The McGraw-Hill Companies        McGraw-Hill Companies (publishing)
  1221 Avenue of the Americas
  New York, NY  10020

* William T. Esrey                 Chairman and Chief Executive Officer, Sprint
  Sprint Corporation               Corporation (telecommunications)
  P.O. Box 11315
  Kansas City, MO  64112

* Jean-Rene Fourtou (1)            Chairman and Chief Executive Officer, Rhone-
  Rhone-Poulenc S.A.               Poulenc S.A. (manufacturer of pharmaceuticals
  25 quai Paul Doumer              and specialty chemicals and agricultural
  92408 Courbevoie Cedex           products)
  France

* Jacques Friedmann (1)            Chairman of the Supervisory Board, AXA-UAP
  AXA-UAP
  9, Place Vendome
  75001 Paris
  France

  Robert E. Garber                 Executive Vice President and General Counsel;
                                   Executive Vice President and General Counsel,
                                   The Equitable Life Assurance Society of the
                                   United States

  Jerome S. Golden                 Executive Vice President; Executive Vice
                                   President, The Equitable Life Assurance
                                   Society of the United States

* Donald J. Greene, Esq.           Counselor-at-Law, Partner, LeBoeuf, Lamb,
  LeBoeuf, Lamb, Greene            Greene & MacRae, L.L.P. (law firm)
  & MacRae, L.L.P.
  125 West 55th Street
  New York, NY 10019

* Anthony J. Hamilton (2)          Group Chairman and Chief Executive Officer,
  Fox-Pitt, Kelton Group Limited   Fox-Pitt, Kelton Group Limited (finance)
  35 Wilson Street
  London, England  EC2M 2SJ

* John T. Hartley                  Retired Chairman and Chief Executive Officer,
  Harris Corporation               currently Director, Harris Corporation
  1025 NASA Boulevard              (manufacturer of electronic, telephone and
  Melbourne, FL  32919             copying systems)

* John H. F. Haskell, Jr.          Director and Managing Director, SBC Warburg
  SBC Warburg Dillon Read Inc.     Dillon Read, Inc.(formerly Dillon, Read &
  535 Madison Avenue               Co., Inc.) (investment banking firm)
  New York, NY  10022

* Michael Hegarty                  Vice Chairman and Chief Operating Officer;
                                   President and Chief Operating Officer, The
                                   Equitable Life Assurance Society of the
                                   United States

* Mary R. (Nina) Henderson         President, Bestfoods Grocery (food
  Bestfoods Grocery                manufacturer)
  700 Sylvan Avenue
  Englewood, NJ  07632

* W. Edwin Jarmain (3)             President, Jarmain Group Inc. (private
  Jarmain Group Inc.               investment holding company)
  Suite 2525
  121 King Street West
  Toronto, Ontario M5H 3T9
  Canada

* Edward D. Miller                 President and Chief Executive Officer;
                                   Chairman and Chief Executive Officer, The
                                   Equitable Life Assurance Society of the
                                   United States

  Peter D. Noris                   Executive Vice President and Chief Investment
                                   Officer; Executive Vice President and Chief
                                   Investment Officer, The Equitable Life
                                   Assurance Society of the United States

* Didier Pineau-Valencienne(1)     Chairman and Chief Executive Officer,
  64/70, avenue Jean Baptiste      Schneider S.A. (electric equipment)
      Clement
  92646 Boulogne Cedex, France

* George J. Sella, Jr.             Retired Chairman, President and Chief
  American Cyanamid Company        Executive Officer, American Cyanamid Company
  P.O. Box 397                     (manufacturer of pharmaceutical products and
  Newton, NJ  07860                agricultural products)

  Jose Suquet                      Executive Vice President; Senior Executive
                                   Vice President and Chief Distribution
                                   Officer; The Equitable Life Assurance
                                   Society of the United States

  Stanley B. Tulin                 Executive Vice President and Chief Financial
                                   Officer; Vice Chairman and Chief Financial
                                   Officer, The Equitable Life Assurance
                                   Society of the United States

* Dave H. Williams                 Chairman and Chief Executive Officer,
  Alliance Capital                 Alliance Capital Management Corp. (investment
  Management Corporation           adviser)
  1345 Avenue of the Americas
  New York, NY  10105

------------------
*    Director
(1)  Citizen of the Republic of France
(2)  Citizen of United Kingdom
(3)  Citizen of Canada


                                                                 SCHEDULE I



              Members of Executive Committee and Supervisory Board
                                       of
                                     AXA-UAP

     The names and titles (for the Executive Committee members) of the Members of the Executive Committee and Supervisory Board of AXA-UAP and their business addresses and principal occupations are set forth below. If no address is given, the Member's business address is 23, avenue Matignon, 75008 Paris, France. Unless otherwise indicated, each occupation set forth opposite an individual's name refers to AXA-UAP and each individual is a citizen of the Republic of France.

                       Members of the Executive Committee

Name, Business Address     Present Principal Occupation
----------------------     ----------------------------

Claude Bebear              Chairman of the Executive Board

Donald Brydon (1)          Senior Executive Vice President, AXA
                           Asset Management Europe

Henri de Castries          Senior Executive Vice President,
                           Financial Services and Insurance
                           Activities (U.S. and U.K.)

John Chalsty (2)           Senior Executive Vice President,
                           Chairman, Donaldson, Lufkin & Jenrette, Inc.
                           (investment banking)

Francoise Colloch          Senior Executive Vice President, Group Human
                           Resources and Communications

Jean-Pierre Gerard (3)     Senior Executive Vice President, Chief Executive
                           Officer, Royale Beige (insurance)

Denis Kessler              Senior Executive Vice President,
                           Insurance Activities outside France, U.K. and U.S.

Claas Kleyboldt (4)        Senior Executive Vice President; Chairman of the
                           Executive Board of AXA Colonia (insurance)

Gerard de La Martiniere    Senior Executive Vice President, Chief Financial
                           Officer

Edward D. Miller (2)       Senior Executive Vice President; President and Chief
                           Executive Officer, The Equitable Companies
                           Incorporated

Jean-Louis Meunier         Senior Executive Vice President, Central Underwriting
                           Officer

Michel Pinault             Senior Executive Vice President, Group
                           Administration

Claude Tendil              Senior Executive Vice President, French Insurance
                           Activities, international risks, transborder insurance projects and information systems policy

Geoff Tomlinson (5)        Senior Executive Vice President; Managing Director,
                           National Mutual Holdings (insurance)

Dave H. Williams (2)       Senior Executive Vice President; Chairman and Chief
                           Executive Officer, Alliance Capital Management
                           Corporation (investment adviser)

Mark Wood (1)              Senior Executive Vice President; Managing Director,
                           Sun Life & Provincial Holdings plc


                        Members of the Supervisory Board

Name, Business Address                 Present Principal Occupation
----------------------                 ----------------------------

Jacques Friedmann                      Chairman of the Supervisory Board
9, Place Vendome
75008 Paris, France

Jean-Louis Beffa                       Chairman and Chief Executive Officer,
"Les Miroirs"                          Compagnie de St. Gobain (industry)
Cedex 27
92096 Paris La Defense, France

Antoine Bernheim                       General Partner, Lazard Freres et Cie (investment
121, Avenue Haussman                   banking); Chairman, Assicurazioni Generali S.p.A.
75008 Paris, France                    (insurance)

Jacques Calvet                         Former Chairman of the Executive Board, Peugeot
75, avenue de la Grande Armee          S.A. (auto manufacturer)
75116 Paris, France

David Dautreseme                       General Partner, Lazard Freres et Cie (investment
121, Boulevard Haussman                banking)
75008 Paris, France

Guy Dejouany                           Honorary Chairman, Compagnie Generaledes Eaux
52, rue d'Anjou                        (industry and services)
75008 Paris, France

Paul Desmarais (7)                     Chairman and Chief Executive Officer, Power
751, Square Victoria                   Corporation (industry and services)
Montreal Quebec
H3Y 3JY Canada

Jean-Rene Fourtou                      Chairman and Chief Executive Officer, Rhone-
25, quai Paul Doumer                   Poulenc S.A. (industry)
93408 Courbevoie Cedex
France

Michel Francois-Poncet                 Chairman of the Supervisory Board, Compagnie
5, Rue d'Antin                         Financiere de Paribas (financial services and banking)
75002 Paris, France

Patrice Garnier                        Director, Finaxa
Latreaumont
76360 Baretin, France

Anthony J. Hamilton (1)                General Partner, Fox-Pitt, Kelton Group Limited
35 Wilson Street                       (finance)
London, England EC2M 2SJ

Henri Hottinguer (6)                   Vice Chairman, Financier Hottinguer (banking)
38, rue de Provence
75009 Paris, France

Richard H. Jenrette (2)                Senior Advisor,  Donaldson, Lukfin & Jenrette, Inc.
c/o Donaldson, Lukfin &                (investment banking)
  Jenrette, Inc.
277 Park Avenue
New York, New York 10172

Henri Lachmann                         Chairman and Chief Executive Officer, Stafor Facom
56, rue Jean Giraudoux                 (office furniture)
67200 Strasbourg, France

Gerard Mestallet                       Chairman of the Executive Board
1, rue d'Astorg                        (finance) Suez Lyonnaise des Eaux
75008 Paris, France

Friedel Neuber                         Chairman of the Executive Board, WestDeutsche
Girozentrade Herzogstrasse 15          Landesbank (banking)
D40127 Dusseldorf, Germany

Alfred von Oppenheim (4)               Chairman, Bank Oppenheim (banking)
Konsortium Oppenheim
Unter Sachsenrausen 4
50667 Koln, Germany

Michel Pebereau                        Chairman and Chief Executive Officer, Banque
16, Boulevard des Italiens             Nationale de Paris (banking)
75009 Paris, France

Didier Pineau-Valencienne              Chairman and Chief Executive Officer, Schneider S.A.
64-70, avenue Jean Baptiste Clement    (electric equipment)
92646 Boulogne Cedex, France

Bruno Roger                            General Partner, Lazard Freres & Cie (investment
121, Boulevard Hausmann                banking)
75008 Paris, France

Simone Rozes                           First Honorary President, Cour de Cassation
2, rue Villaret de Joyeuse             (government)
75017 Paris, France

------------------

(1) Citizen of the United Kingdom
(2) Citizen of the United States of America
(3) Citizen of Belgium
(4) Citizen of Germany
(5) Citizen of Australia
(6) Citizen of Switzerland
(7) Citizen-of Canada



                                                                  SCHEDULE J

                             Executive Officers and
                       Members of Conseil d'Administration
                                       of
                                     FINAXA

     The names of the Members of Conseil d'Administration and the names and titles of the Executive Officers of Finaxa and their business addresses and principal occupations are set forth below. If no address is given, the Member's or Executive Officer's business address is that of Finaxa at 23, avenue Matignon, 75008 Paris, France. Unless otherwise indicated, each occupation set forth opposite an individual's name refers to Finaxa and each individual is a citizen of the Republic of France.

  Name, Business Address           Present Principal Occupation
  ----------------------           ----------------------------

* Claude Bebear                    Chairman and Chief Executive Officer;
                                   Chairman of the Executive Board, AXA-UAP

* Henri de Clermont-Tonnerre       Chairman of the Supervisory Board, Qualis
  4, avenue Van Dyke               SCA (transportation)
  75008 Paris, France

* Jean-Rene Fourtou                Chairman and Chief Executive Officer, Rhone-
  25, quai Paul Doumer             Poulenc S.A. (industry)
  92408 Courbevoie Cedex
  France

* Patrice Garnier                  Retired
  Latreaumont
  76360 Baretin, France

* Henri Hottinguer (1)             Chairman and Chief Executive Officer, Banque
  38, rue de Provence              Hottinguer (banking)
  75009 Paris, France

* Paul Hottinguer (1)              Assistant Chairman and Chief Executive
  38, rue de Provence              Officer, Banque Hottinguer (banking)
  75009 Paris, France

* Henri Lachmann                   Chairman and Chief Executive Officer, Strafor
  56, rue Jean Giraudoux           Facom (office furniture)
  67000 Strasbourg, France

* Andre Levy-Lang                  Chief Executive Officer, Paribas
  3, rue d'Antin                   (banking)
  75002 Paris, France

  Christien Manset                 Vice Chairman of the Supervisory Board,
  3, rue d'Antin                   Banque Paribas
  75002 Paris, France

* Georges Rousseau                 Retired
  2, rue des Mouettes
  76130 Mont Saint Aignan, France

  Emilio Ybarra (2)                Chairman, Banco Bilbao Vizcaya (banking)
  Paseo de la Castillone, 8
  28046 Madrid, Spain

------------------
*    Member, Conseil d'Administration
(1)  Citizen of Switzerland
(2)  Citizen of Spain

                                                         SCHEDULE K

                             Executive Officers and
                       Members of Conseil d'Administration
                                       of
                        AXA ASSURANCES I.A.R.D. MUTUELLE

     The names of the Members of Conseil d'Administration and the names and titles of the Executive Officers of AXA Assurances I.A.R.D. Mutuelle and their business addresses and principal occupations are set forth below. If no address is given, the Member's or Executive Officer's business address is that of AXA Assurances I.A.R.D. Mutuelle at 21, rue de Chateaudun, 75009 Paris, France. Unless otherwise indicated, each occupation set forth opposite an individual's name refers to AXA Assurances I.A.R.D. Mutuelle and each individual is a citizen of the Republic of France.

  Name, Business Address                 Present Principal Occupation
  ----------------------                 ----------------------------

*  Claude Bebear                          Chairman; Chairman of the Executive
   23, avenue Matignon                    Board, AXA-UAP
   75008 Paris, France

   Jean-Luc Bertozzi                      Executive Officer

*  Jean-Pierre Chaffin                    Manager, Federation de la Metallurgie
   5, rue la Bruyere                      (industry)
   75009 Paris, France

*  Gerard Coutelle                        Retired

*  Henri de Castries                      Senior Executive Vice President,
   23, avenue Matignon                    Financial Services and Life Insurance
   75008 Paris, France                    Activities (U.S. & U.K.), AXA-UAP

*  Jean-Rene Fourtou                      Chairman and Chief Executive Officer,
   25, quai Paul Doumer                   Rhone-Poulenc S.A. (industry)
   92408 Courbevoie Cedex
   France

*  Patrice Garnier                        Retired
   Latreaumont
   76360 Baretin, France

*  Henri Lachmann                         Chairman and Chief Executive Officer,
   56, rue Jean Giraudoux                 Strafor Facom (office furniture)
   67000 Strasbourg, France

*  Francois Richer                        Retired

   Georges Rousseau                       Retired
*  2, rue des Mouettes
   76130 Mont Saint Aignan, France

*  Claude Tendil                          Chief Executive Officer; Senior
                                          Executive Vice President, French
                                          Insurance Activities, AXA- UAP

*  Nicolas Thiery                         Chairman and Chief Executive Officer,
   6 Cite de la Chapelle                  Etablissements Jaillard (management
   75018 Paris, France                    consulting)

*  Francis Vaudour                        Chief Executive Officer, Segafredo
   14, boulevard Industriel               Zanetti France S.A. (coffee importing
   76301 Sotteville les Rouen, France     and processing)

------------------
*    Member, Conseil d'Administration


                                                         SCHEDULE L

                             Executive Officers and
                       Members of Conseil d'Administration
                                       of
                           AXA ASSURANCES VIE MUTUELLE

     The names of the Members of Conseil d'Administration and the names and titles of the Executive Officers of AXA Assurances Vie Mutuelle and their business addresses and principal occupations are set forth below. If no address is given, the Member's or Executive Officer's business address is that of AXA Assurances Vie Mutuelle at 21, rue de Chateaudun, 75009 Paris, France. Unless otherwise indicated, each occupation set forth opposite an individual's name refers to AXA Assurances Vie Mutuelle and each individual is a citizen of the Republic of France.


   Name, Business Address         Present Principal Occupation
   ----------------------         ----------------------------

*  Claude Bebear                  Chairman; Chairman of the Executive Board,
   23, avenue Matignon            AXA-UAP
   75008 Paris, France

   Jean-Luc Bertozzi              Executive Vice President

*  Jean-Pierre Chaffin            Manager, Federation de la Metallurgie
   11, rue de Rome                (industry)
   75008 Paris, France

*  Henri de Castries              Senior Executive Vice President, Financial
   23, avenue Matignon            Services and Life Insurance Activities (U.S. &
   75008 Paris, France            U.K.), AXA-UAP

*  Henri de Clermont-Tonnerre     Chairman of the Supervisory Board, Qualis
   4, avenue Van Dyke             SCA (transportation)
   75008 Paris, France

*  Gerard Coutelle                Retired

*  Jean-Rene Fourtou              Chairman and Chief Executive Officer, Rhone-
   25, quai Paul Doumer           Poulenc S.A. (industry)
   92408 Courbevoie Cedex
   France

*  Henri Lachmann                 Vice Chairman; Chairman and Chief Executive
   56, rue Jean Giraudoux         Officer, Strafor Facom (office furniture)
   67000 Strasbourg, France

*  Francois Richer                Retired

*  Georges Rousseau               Retired
   2, rue des Mouettes
   76130 Mont Saint Aignan,
   France

*  Claude Tendil                  Chief Executive Officer; Senior Executive Vice
   Tour Assur 38                  President, French Insurance Activities, AXA-
   92083 Paris La Defense,        UAP
   France

*  Nicolas Thiery                 Chairman and Chief Executive Officer,
   6 Cite de la Chapelle          Etablissements Jaillard (management
   75018 Paris, France            consulting)

*  Francis Vaudour                Chief Executive Officer, Segafredo Zanetti
   14, boulevard Industriel       France S.A. (coffee importing and processing)
   76301 Sotteville les Rouen,
   France

------------------

*    Member, Conseil d'Administration




                                                                SCHEDULE M

                             Executive Officers and
                       Members of Conseil d'Administration
                                       of
                         AXA COURTAGE ASSURANCE MUTUELLE

     The names of the Members of Conseil d'Administration and the names and titles of the Executive Officers of AXA Courtage Assurance Mutuelle and their business addresses and principal occupations are set forth below. If no address is given, the Member's or Executive Officer's business address is that of AXA Courtage Assurance Mutuelle at 26, rue de Louis-le-Grand, 75002 Paris, France. Unless otherwise indicated, each occupation set forth opposite an individual's name refers to AXA Courtage Assurance Mutuelle and each individual is a citizen of the Republic of France.

  Name, Business Address          Present Principal Occupation
  ----------------------          ----------------------------

* Claude Bebear                   Chairman; Chairman of the Executive Board,
  23, avenue Matignon             AXA-UAP
  75008 Paris, France

* Francis Cordier                 Chairman and Chief Executive Officer, Group
  rue Nicephore Niepce            Demay Lesieur (food industry)
  BP 232 76304 Sotteville
  Les Rouen, France

* Gerard Coutelle                 Retired

* Henri de Castries               Senior Executive Vice President, Financial
  23, avenue Matignon             Services and Life Insurance Activities (U.S. &
  75008 Paris, France             U.K.), AXA-UAP

* Jean-Rene Fourtou               Chairman and Chief Executive Officer, Rhone-
  25, quai Paul Doumer            Poulenc S.A. (industry)
  92408 Courbevoie Cedex
  France

* Patrice Garnier                 Retired
  Latreaumont
  76360 Baretin, France

* Henri Lachmann                  Vice Chairman; Chairman and Chief Executive
  56, rue Jean Giraudoux          Officer, Strafor Facom (office furniture)
  67000 Strasbourg, France

* Francis Magnan                  Chairman and Chief Executive Officer,
  50, boulevard des Dames         Compagnie Daher (air and sea transportation)
  13002 Marseille, France

* Jean de Ribes                   Chairman and Chief Executive Officer, Banque
  38, rue Fortuny                 Rivaud (banking)
  75008 Paris, France

* Georges Rousseau                Retired
  2, rue des Mouettes
  76130 Mont Saint Aignan,
  France

* Jean-Paul Saillard              Manager, AXA-UAP
  23, avenue Matignon
  75008 Paris, France

* Claude Tendil                   Chief Executive Officer; Senior Executive Vice
  Tour Assur 38                   President, French Insurance Activities, AXA-
  92083 Paris La Defense,         UAP
  France

------------------
*    Member, Conseil d'Administration




                                                                   SCHEDULE N

                             Executive Officers and
                       Members of Conseil d'Administration
                                       of
                          ALPHA ASSURANCES VIE MUTUELLE

     The names of the Members of Conseil d'Administration and the names and titles of the Executive Officers of Alpha Assurances Vie Mutuelle and their business addresses and principal occupations are set forth below. If no address is given, the Member's or Executive Officer's business address is that of Alpha Assurances Vie Mutuelle at Tour Franklin, 100/101 Terrasse Boieldieu, Cedex 11, 92042 Paris La Defense, France. Unless otherwise indicated, each occupation set forth opposite an individual's name refers to Alpha Assurances Vie Mutuelle and each individual is a citizen of the Republic of France.

  Name, Business Address        Present Principal Occupation
  ----------------------        ----------------------------

* Claude Bebear                 Chairman; Chairman of the Executive Board,
  23, avenue Matignon           AXA-UAP
  75008 Paris, France

* Henri Brischoux               Corporate Secretary; AXA Assurance France
  Tour Assua 38
  92083 Paris La Defense,
  France

* Bernard Cornille              Audit Manager, AXA Assurances
  21, rue de Chateaudun
  75009 Paris, France

* Henri de Castries             Senior Executive Vice President, Financial
  23, avenue Matignon           Services and Life Insurance Activities (U.S. &
  75008 Paris, France           U.K.), AXA-UAP

* Henri de Clermont-Tonnerre    Chairman of the Supervisory Board, Qualis
  4, avenue Van Dyke            SCA (transportation)
  75008 Paris, France

* Claude Fath                   Chairman of the Executive Board, UAP Vie
  Tour Assur 28F
  92083 Paris Las Defense,
  France

* Jean-Rene Fourtou             Chairman and Chief Executive Officer, Rhone-
  25, quai Paul Doumer          Poulenc S.A. (industry)
  92408 Courbevoie Cedex
  France

* Patrice Garnier               Retired
  Latreaumont
  76360 Baretin, France

* Henri Lachmann                Vice Chairman; Chairman and Chief Executive
  56, rue Jean Giraudoux        Officer, Strafor Facom (office furniture)
  67000 Strasbourg, France

* Georges Rousseau              Retired
  2, rue des Mouettes
  76130 Mont Saint Aignan,
  France

* Claude Tendil                 Chief Executive Officer; Senior Executive Vice
  Tour Assur 38                 President, French Insurance Activities, AXA-
  92083 Paris La Defense,       UAP
  France

* Francis Vaudour               Chief Executive Officer, Segafredo Zanetti
  14, boulevard Industriel      France S.A. (coffee importing and processing)
  76301 Sotteville les Rouen,
  France

------------------
*    Member, Conseil d'Administration